[ARTICLE] 5
                                                Exhibit 99.1


 2 Quaker Road, P.O. Box 2900       N E W S   R E L E A S E
 Pomona, NY 10970
 914-362-1100

 CONTACT: Charles M. Mayr,  914-348-8050


 Barr Laboratories Declares 3 for 2 Stock Split

 Pomona, New York, February 21, 1996...Barr Laboratories, Inc. (AMEX-BRL) today announced that its Board of Directors has approved a 3 for 2 stock split effected in the form of a 50% stock dividend. Approximately 4.7 million additional shares of common stock will be distributed to shareholders of record as of March 4, 1996. Fractional share amounts resulting from the split will be paid to shareholders in cash. The Company set the distribution date for March 25, 1996.

 "The stock split reflects our optimism in the future prospects of the Company," said Bruce L. Downey, Chairman, President and Chief Executive Officer. "By splitting the stock, we reward our shareholders with a broader stake in Barr's potential success, while simultaneously lowering the stock price to a range that should encourage additional investment by current and potential shareholders. This action will increase the overall number of shares available for trading, thereby enhancing liquidity for the individual investor."

 Barr Laboratories, Inc. is a leading independent developer, manufacturer and marketer of high quality generic pharmaceuticals.

 [EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call : 800-758-5804 -- ext. 089750, or use the Internet via http://www.prnewswire.com/cnoc/exec/menu?089750.]

 #  #  #